UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240. 14a-12

Crown Electrokinetics Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT OF CROWN ELECTROKINETICS CORP.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 11, 2023

On July 21, 2023, Crown Electrokinetics Corp. (“Crown,” “we,” “us,” “our,” and the “Company”) filed a definitive proxy statement (the “Proxy Statement”) and the related proxy card (the “Proxy Card”) relating to the Company’s Annual Meeting of Stockholders to be held on Friday, August 11, 2023, at 9:00 AM EST, at the offices of Pryor Cashman LLP at 7 Times Square, New York, NY 10036 (the “Annual Meeting”).

The Company is supplementing the Proxy Statement to amend the voting standard applicable to Proposal 3 therein, which relates to the approval of a reverse stock split of our Common Stock, par value $0.0001 per share (“Common Stock”), at a ratio of not more than 1-for-60 (the “Reverse Split Amendment”), such ratio to be determined by the Board of Directors on or prior to December 15, 2023, in its sole discretion, to reflect that the required vote is a majority of the votes cast on the proposal. The revised voting standard is in accordance with certain amendments to the Delaware General Corporation Law which became effective on August 1, 2023, after the Proxy Statement was mailed, and among the amendments to the Delaware General Corporation Law is the addition of §242(d)(2), which changes the voting standard for reverse stock splits from a majority of the outstanding shares to a majority of the votes cast on the proposal, provided certain other requirements are satisfied.

Accordingly, the Proxy Statement is hereby supplemented as follows:

•	The following text replaces, in its entirety, the fourth paragraph under the heading “Voting Procedure” on page 2 of the Proxy Statement:

“Abstentions and broker non-votes will each be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of Proposal No. 1. Abstentions will have the effect of being cast “against” Proposal Nos. 2, 3, 4, 5, 6, 7, 8, and 9, but broker non-votes will have no effect on such proposals.”

•	The following text replaces, in its entirety, the third paragraph under the heading “Required Vote” on page 2 of the Proxy Statement:

“For the approval of the reverse stock split of our Common Stock in a ratio of not more than 1-for-60, such ratio to be determined by the Board of Directors on or prior to December 15, 2023, in its sole discretion (Proposal No. 3), the vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting is required.”

•	The following text replaces, in its entirety, the paragraph under the heading “Vote Required and Board of Director’s Recommendation” on page 18 of the Proxy Statement:

“Assuming a quorum is present, the vote of a majority of the shares present and entitled to vote, either in person or by proxy, is required for approval of this Proposal No. 3. For purposes of the approval of Proposal No. 3, abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the result of the vote.”

Except as described above, this supplement to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement or the Proxy Card and they continue to be in full force and effect as originally filed and the Board of Directors continues to seek the vote of Company stockholders to be voted on at the Annual Meeting as recommended in the original filing. This supplement to the Proxy Statement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This supplement to the Proxy Statement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote. If you would like to change or revoke your prior vote, please refer to page 1 in the Proxy Statement for instructions on how to do so.

This supplement to the Proxy Statement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important, and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked.

August 8, 2023